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                                                                     EXHIBIT 4.2

                           PRISON REALTY CORPORATION

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


SECTION I - PURPOSE AND ADMINISTRATION

         The Board of Directors of Prison Realty Corporation (the "Company") has adopted this Dividend Reinvestment and Stock Purchase Plan (the "Plan"), which provides stockholders of the Company an opportunity to automatically invest their cash dividends in shares of the Company's common stock, par value $0.01 per share ("Common Stock"), as well as an opportunity to make periodic voluntary cash investments in Common Stock. Persons who are not already stockholders of the Company may also purchase Common Stock under the Plan through voluntary cash payments. A maximum of 10,000,000 shares of Common Stock is available for purchase under the Plan. The initial Plan Administrator shall be Boston EquiServe, L.P., the transfer agent for the Company. Boston EquiServe, L.P. or any successor Plan Administrator may also be referred to as "Agent."

SECTION II - DEFINITIONS

         As used herein with their initial letters capitalized, the following terms shall have the indicated meanings. Other terms are defined in the Sections of this Plan.

         (a) "Investment Date" shall mean any day, as designated in the sole discretion of the Company, on which the New York Stock Exchange is open for business and on which a purchase is to be made of the Common Stock of the Company pursuant to the terms and provisions of the Plan.

         (b) "Participant" shall mean any holder of shares of Common Stock or any other person or entity that purchases Common Stock pursuant to the terms and provisions of the Plan.

         (c) "Plan Administrator" shall mean the person or entity responsible for the administration and management of the Plan.

         (d) "Purchase Price" shall mean the amount payable by a Participant for each share of Common Stock purchased by such Participant pursuant to the terms and provisions of the Plan. The Purchase Price shall be determined according to the provisions of this Plan.

SECTION III - PURCHASE OF SHARES OF COMMON STOCK

         (a) Purchases of Common Stock of the Company by the Agent may be made, at the Company's option, either (i) from the Company from its authorized but non-outstanding shares, or (ii) in the open market (on the New York Stock Exchange or any securities exchange where the Common Stock is then traded, in the over-the-counter market or in negotiated transactions). A



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Participant's account in the Plan will be credited with the number of shares, including fractional shares, equal to the total amount to be invested on behalf of such Participant divided by the Purchase Price calculated pursuant to the provisions of either Section IV or Section V of this Plan, whichever is applicable. For purposes of calculating the applicable Purchase Price: (a) "Market Price" shall mean, with respect to shares of Common Stock purchased from the Company, the average of the daily high and low sale prices of the Common Stock on the New York Stock Exchange on the applicable Investment Date or if no trading occurs on the Investment Date, the average of the high and low sale prices for the first trading day immediately preceding such Investment Date for which trades are reported, and (b) with respect to Common Stock purchased on the open market or in negotiated transactions, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the shares of Common Stock purchased by the Plan Administrator on the applicable Investment Date. Participants will have to pay brokerage fees relating to any open market purchase. The Company may not change its designation as to whether shares of Common Stock will be purchased from the Company or on the open market more than once in any three-month period, and such change of designation may be made only: (i) to the extent required by applicable law, rules or regulations, (ii) if the Company's needs to raise additional capital have changed, or (iii) another valid reason exists for the change.

         (b) Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase shares at the lowest possible price. In making purchases for the Participant's account, the Plan Administrator may commingle the Participant's funds with those of other Participants in the Plan. The Plan Administrator may purchase Common Stock in advance of a dividend payment date or Investment Date for settlement on or after such date. No interest will be paid to participants on funds held by the Plan Administrator pending investment. It is understood that for a number of reasons, including observance of the Rules and Regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in the Participant's account for the purchase of Common Stock might not be applied to the purchase of shares on or before the next ensuing Investment Date. Additionally, as further explained in
Section VI of this Agreement, for optional cash payments made pursuant to a Waiver (as hereinafter defined), if the Market Price does not equal or exceed the Threshold Price (as hereinafter defined) on the applicable Investment Date, the portion of the optional cash payment which was to be invested on that Investment Date shall be returned to the Participant without interest. Neither the Plan Administrator nor the Company shall be liable when conditions prevent the purchase of shares or interfere with the timing of such purchases, provided, however, such funds shall be returned to Participants if not used to purchase Common Stock: (i) within 35 days of receipt of optional cash payments, or (ii) within 30 days of the dividend date for dividend reinvestment.

         (c) The Company may, at its sole discretion from time-to-time, elect to establish a discount from Market Price applicable to the purchase of shares newly issued by the Company for Participants' accounts during any



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month (a "Discount"). Such Discount may be between 0% and 5% of the Market
Price and may vary each month. The Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, the Company's current and projected capital needs, and any other factors which the Company deems appropriate. No Discount will be established for or applicable to shares of Common Stock purchased in the open market and subsequently sold under the Plan. Setting a Discount for any month shall not affect the setting of a Discount for any subsequent month. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information may be obtained by contacting the Plan Administrator.

SECTION IV - DIVIDEND REINVESTMENT

         As each Participant's Agent, the Plan Administrator will receive on or before each dividend payment date, cash from the Company equal to the corresponding amount of dividends elected to be reinvested on the shares of the Common Stock held by each stockholder participating in the Plan who has selected either the full or partial dividend reinvestment option, including those full and fractional shares acquired under the Plan. Participants who select one of the dividend reinvestment options will have such amount of their dividends reinvested as selected by them. Agent will apply such funds towards the purchase of shares of Common Stock for the Participant's account. The Investment Date with respect to all funds received by the Agent as cash dividends from the Company shall be the dividend payment date as declared by the Company from time to time. The Purchase Price of shares of Common Stock purchased for the Plan with reinvested dividends shall be the Market Price for the applicable Investment Date, subject to any Discount as determined by the Company. Cash dividends on shares credited to the Participant's account will be automatically re-invested to purchase additional shares.

SECTION V - STOCK PURCHASE PLAN

         As each Participant's Agent, the Plan Administrator may receive optional cash payments from a Participant. Unless determined otherwise by the Company, the Plan Administrator will apply such funds to the purchase of shares of Common Stock for the Participant's account on a monthly basis. Shares will be purchased under this option for a Participant's account only in those months for which such Participant elects to make an optional cash payment. A person or entity who is not a holder of Common Stock and who wishes to participate in the Plan must make an initial optional cash payment of at least $1,000. Subsequent optional cash payments by such persons or entities will be subject only to the limits set forth below. The Purchase Price for such shares shall be the Market Price on the applicable Investment Date, subject to any Discount established by the Company. Optional cash payments must be received by the Agent at least two
(2) business days prior to the applicable Investment Date in order to be invested on the applicable Investment Date. Optional cash payments which are less than $50, and any optional cash purchase amounts greater than $5000, will be returned to the Participant without interest after the end of the Pricing Period. The Investment Date for optional cash payments which do not exceed $5,000 shall be the last day of the Pricing Period. The "Pricing Period" is a period encompassing ten consecutive Investment Dates in each month, with the commencement date and conclusion date of the Pricing Period being determined by the Company.



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SECTION VI - PERMITTED PAYMENTS IN EXCESS OF LIMITS

         Optional cash payments in excess of $5,000 may be made by a Participant only upon approval by the Company of a written request for permission to make cash investments in excess of $5,000 (a "Request for Waiver") from such Participant. After considering the Request for Waiver, the Company, in its sole and absolute discretion, may grant permission to make such a purchase (a "Waiver"). No pre-established maximum limit applies to optional cash payments that may be made pursuant to a Request for Waiver. Notwithstanding the above, Participants shall be subject to the ownership limitations contained in the Articles of Incorporation of the Company.

         A Request for Waiver will be considered on the basis of a variety of factors, which may include (i) the Company's current and projected capital requirements, (ii) available alternatives to meet those requirements, (iii) prevailing market prices for the Common Stock and other Company securities,
(iv) general economic and market conditions, (v) expected aberrations in the price or trading volume of the Company's securities, (vi) the number of shares held by the Participant submitting the Request for Waiver, (vii) the aggregate amount of optional cash payments for which such Requests for Waiver have been submitted and (viii) the administrative constraints associated with granting a Waiver. Grants of Waivers will be made in the absolute discretion of the Company.

         For optional cash payments made pursuant to a Waiver, one-tenth (1/10) of a Participant's optional cash payment will be invested on each of the ten Investment Dates during the designated Pricing Period. Unless it waives its right to do so, the Company may establish for each Investment Date a minimum price (the "Threshold Price") which applies to the investment of optional cash payments made pursuant to a Waiver. The Threshold Price will be a stated dollar amount that the closing price of the Common Stock on the New York Stock Exchange for the respective Investment Date must equal or exceed. The Threshold Price will initially be established by the Company at least three (3) business days prior to the applicable Investment Date; however, the Company reserves the right to change the Threshold Price at any time. The Threshold Price will be determined in the Company's sole discretion after a review of current market conditions and other relevant factors. In the event that the Threshold Price is not satisfied on the respective Investment Date, the amount of a Participant's optional cash payment which was to be invested on that Investment Date will be returned to the Participant without interest.

         For any Investment Date, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to a Waiver. Setting a Threshold Price for any Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

SECTION VII - ACCOUNTS

         As soon as practicable after the purchases of shares of Common Stock have been completed for any Investment Date, the Plan Administrator will send to each Participant a statement of account confirming the transaction and itemizing any previous investment or reinvestment activity for the calendar year.



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         Shares of Common Stock credited to a Participant's account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's account must first withdraw such shares from the account.

SECTION VIII - AUTHORIZATION

         Stockholder authorization for dividend reinvestment must be received by the Plan Administrator at least five (5) days prior to the dividend record date for the Company's Common Stock; otherwise, such authorization shall not be effective until the next dividend record date.

SECTION IX - INCOME TAX

         The reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. In the case of both (i) foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and (ii) other participants who elect to have their dividends reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, the Plan Administrator shall invest in shares of Common Stock an amount equal to the dividends of such Participants less the amount of tax required to be withheld.

SECTION X - VOTING

         All shares of Common Stock credited to a Participant's account under the Plan may be voted by the Participant. If on the record date for a meeting of the Company's stockholders there are shares of Common Stock credited to the account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's shares of Common Stock, including shares of Common Stock credited to the Participant's account. If the Participant returns an executed proxy, it will be voted with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of such shares in person at the meeting.

SECTION XI - CERTIFICATES

         Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's account. However, a Participant may withdraw shares of Common Stock from his account by requesting a certificate for any of the whole shares which have accumulated in such Participant's account by written request to the Plan Administrator. Each certificate issued is registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name of the Plan account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or broker. Certificates will not be issued for fractional shares of Common Stock



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in any case. Dividends will be continued to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's account and will automatically be reinvested.

SECTION XII - TERMINATION OF PARTICIPATION

         A Participant (or Participant's estate) may terminate his account at any time by notifying the Plan Administrator in writing. Unless the termination notice is received by the Plan Administrator at least five (5) days prior to any dividend record date, it cannot be processed until after purchases made from the dividends paid have been completed and credited to Participant's accounts. All dividends with a record date which follows the timely receipt of notice for termination will be sent directly to the Participant. The Plan Administrator may terminate the account by notice in writing mailed to the Participant, effective when mailed by the Plan Administrator. Once termination has been effected, the Plan Administrator shall, as soon as practicable after receipt of such notice, issue to the Participant without charge, certificates for the full shares held in Participant's account, or, if the Participant so requests, sell the full shares held under the Plan, deduct brokerage fees and commissions, transfer taxes (if any) and applicable withholding taxes, and a service charge and deliver the proceeds to Participant. The Participant's interest in any fractional shares of Common Stock held in Participant's account at termination will be paid in cash at the then current market value of shares of Common Stock. A Participant will also be entitled to the uninvested portion of any voluntary investment if notice of the termination is received at least five (5) business days prior to the date when the Plan Administrator becomes obligated to pay for shares of Common Stock purchased pursuant to the terms and provisions of Section III(a) of this Plan. If a Participant disposes of all of the shares represented by certificates registered in Participant's own name on the books of the Company but does not give notice of termination under the Plan, the Plan Administrator may continue to reinvest the dividends on his or her Common Stock held under the Plan until otherwise directed by the Participant.

SECTION XIII - STOCK DIVIDENDS

         It is understood that any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for the Participant will be credited to the Participant's account. In the event the Company makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit a Participant to determine what action Participant desires to take.

SECTION XIV - RESPONSIBILITY OF THE PLAN ADMINISTRATOR

         Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate any Participant's account upon such Participant's death prior to receipt of notice in writing



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of such death; and (2) with respect to the prices at which shares of Common
Stock are purchased or sold for the Participant's account and the times such purchases or sales are made.

SECTION XV - AMENDMENT OF PLAN

         The Plan may be amended or supplemented by the Company at any time or times, and, (i) except when necessary or appropriate to comply with any applicable law, rule or regulation, including but not limited to the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority, or (ii) except with respect to any modifications or amendments which do not materially affect the rights of Participants, such amendment or supplement shall only be effective upon mailing written notice at least 30 days prior to the effective date thereof to each Participant. The amendment or supplement shall be deemed to be accepted by the Participants unless prior to the effective date thereof, the Plan Administrator receives written notice of the termination of Participant's account. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor bank or Plan Administrator under these terms and conditions, in which event the Company is authorized to pay such successor bank or Plan Administrator for the account of the Participants, all dividends and distributions payable on the Company's shares of Common Stock held by the Participant for application by such successor bank or Plan Administrator as provided in these terms and conditions.

SECTION XVI - TERMINATION OF PLAN

         The Company reserves the right to suspend or terminate the Plan at any time and from time to time, and in particular, reserves the right to refuse optional cash payments from any person who, in the sole and absolute discretion of the Company, is attempting to circumvent the interests of the Plan by making excessive optional cash payments through multiple stockholder accounts or by engaging in arbitrage activities. The Company may also suspend, terminate or refuse participation in the Plan to any person if participation or any increase in the number of shares of Common Stock held by such person, would, in the opinion of the Board of Directors of the Company, jeopardize the status of the Company as a real estate investment trust for federal income tax purposes.

SECTION XVII - COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS

         (a) The Company's obligation to offer, issue or sell newly issued shares of Common Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the shares of Common Stock. The Company may elect not to offer or sell its shares of Common Stock hereunder to persons residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky, securities, or other laws make that offer or sale impracticable or inadvisable.

         (b) To the extent required to comply with law or the rules or policies of the Securities and Exchange Commission, if shares of Common Stock are purchased directly from the Company



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by the Plan Administrator under the Plan, neither the Company nor any
"affiliated purchaser," as that term is defined under the Securities Exchange Act of 1934, as amended, shall purchase any Common Stock on any day on which the market price of the Common Stock will be a factor in determining the Market Price as provided in Section III(a) of the Plan.

SECTION XVIII - APPLICABLE LAW

         The terms and conditions of this Plan shall be governed by the laws of the State of Maryland.

SECTION XIX - EFFECTIVE DATE

         The Plan shall become effective upon the date which a Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereby, has been declared effective by the Securities and Exchange Commission thereby registering the shares of Common Stock offered under the Plan.

SECTION XX - ADMINISTRATION

                  All correspondence and questions regarding the Plan and/or any Participant's account should be directed to:

                           Bank Boston, N.A.
                           c/o EquiServe, L.P.
                           [address]
                           Telephone:  _______________

         or such other address as to which notice is given to Participants in writing.



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